Exhibit 99.1

PQE - ProQuest Company Statement on 2/9/06 Press Release

February 9, 2006, 9:00AM

Operator

Good morning, my name is Katie and I will be your conference operator today. At this time I would like to welcome everyone to the ProQuest news release follow-up conference call. All lines have been placed on mute to prevent any background noise. (OPERATOR INSTRUCTIONS). Mr. Trinske, you may begin your conference.

Mark Trinske - ProQuest Company, Vice President, Investor Relations

Thank you, operator. Good morning, everyone. Thank you for joining us. This is Mark Trinske, Vice President of Investor Relations for ProQuest Company. On this call this morning we will be making statements that are forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995. There are risks associated with these statements which could cause our performance to differ materially from the statements made today. You can find a discussion of these risks and business trends in the Company’s documents on file with the SEC and in the press release that we issued today. We undertake no obligation to update any of these forward-looking statements.

In a moment Alan Aldworth, our Chairman and CEO, will make a statement about today’s news release. Because our information at this time is incomplete we are very limited in what we can say and will not have a Q&A session after today’s call. Today’s press release, a rebroadcast of today’s call and a transcript of this conference call will all be available on our corporate website which is at ProQuestCompany.com. Now I’d like to turn the call over to Alan Aldworth. Alan?

Alan Aldworth - ProQuest Company - Chairman, President and CEO

Good morning, everyone. Thank you for joining us on short notice. As you are aware, this morning ProQuest issued a press release announcing that we have discovered accounting irregularities as a result of our Sarbanes-Oxley reviews. As a result, ProQuest intends to restate certain of its previously issued financial statements and, as noted in our press release, we’ve pulled our guidance for fiscal year 2005.

While I am not able to provide further detail on what is contained in the press release, I’d like to provide some perspective regarding this situation and also outline the actions we’re taking here at ProQuest to identify and correct irregularities.

We are naturally very disappointed to have discovered these accounting issues. These irregularities were discovered during an internal review by our own accounting staff. Once we discovered these irregularities we informed our auditor, KPMG. We also initiated a comprehensive internal review and retained the services of a major external accounting firm to assist us.

In addition to the internal review being conducted by ProQuest with the assistance of this external accounting firm, ProQuest’s audit committee has initiated an independent investigation which is being conducted with the assistance of Skadden, Arps who was retained solely for this purpose. Skadden has hired forensic accountants from Chicago Partners to assist it in the investigation.

While our review is still ongoing we believe that the Company’s deferred income and accrued royalty accounts were materially understated in previously issued financial statements. We also believe that our prepaid royalty account is materially overstated. We anticipate that as a result we will be required to recognize additional royalty and other expenses as well as reduce some portion of revenues previously reported for the Information and Learning business.

This has resulted in material misstatements of balance sheet assets and liabilities and of earnings from continuing operations before interest and income taxes. I want to note here that the review does not involve the Voyager Expanded Learning business which was acquired about a year ago. It is also important to understand that we believe that the accounting irregularities do not affect our cash balances, nor does it affect the amounts invoiced to customers, cash receipts from customers or disbursements made to publishers and suppliers.

As a result of the expected restatement, ProQuest believes that it is not in compliance with certain covenants contained in our revolving credit agreement and our private placement debt including certain financial covenants and representations made with regard to previously issued financial statements. We have discussed the initial findings of our review with our bank lenders and note holders and we are seeking short-term waivers until the results of our review can be completed.

I want to personally assure you that we are taking this issue very seriously. I believe that both the Company and the audit committee have committed the necessary resources to move through this process as quickly and effectively as possible. Having said that I cannot provide you with a specific timeline as to when the restatement will be completed. As a result we expect that we will need to delay the filing of our 2005 10-K.

I know that it is frustrating for you that we are unable to provide more details about the time periods involved or the amount of the restatement. We are committed to accurate and transparent disclosure and will communicate the results of the investigation once they are complete.

In closing I want to tell you that our employees remain highly motivated and, as always, we are all dedicated to ensuring that we continue to maintain the highest level of customer service. Thank you for your time this morning. Operator, that completes my comments.

Operator

This concludes today’s conference call. You may now disconnect.